                                                                      EXHIBIT 12


                         YORK INTERNATIONAL CORPORATION

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                           1994      1995       1996      1997      1998
                                           ----      ----       ----      ----      ----

Earnings(loss) before taxes              $144,447   (70,782)   204,463    78,468   187,303

Interest expense                           29,188    41,412     34,544    40,876    41,527
Interest component of
  rental expense                            4,537     5,055      5,590     5,036     5,797
                                         --------   -------    -------   -------   -------
                                         $178,172   (24,315)   244,597   124,380   234,627
                                         ========   =======    =======   =======   =======

Interest expense                           29,188    41,412     34,544    40,876    41,527
Interest component of
  rental expense                            4,537     5,055      5,590     5,036     5,797
                                         --------   -------    -------   -------   -------
                                         $ 33,725    46,467     40,134    45,912    47,324
                                         ========   =======    =======   =======   =======

Fixed charge coverage ratio                   5.3        .0        6.1       2.7       5.0
                                         ========   =======    =======   =======   =======



Note - Earnings (loss) before taxes for 1995 are after a charge for impairment loss on long-lived assets of $244,473. As a result, fixed charges exceed earnings (loss) before taxes for 1995, net of such fixed charges by $70,782.